                                                                   Exhibit 10.17

                               PLIANT CORPORATION
                     2755 EAST COTTONWOOD PARKWAY, SUITE 400
                           SALT LAKE CITY, UTAH 84121



                                          December 27, 2000


Mr. Scott K. Sorensen
3276 E. Walker Oaks Court
Salt Lake City, Utah 84121


Dear Mr. Sorensen:

                  Pliant Corporation, a Utah corporation f/k/a/ Huntsman Packaging Corporation (the "Company"), hereby offers you an opportunity to resign as an employee, officer, manager and member of the Company, its subsidiaries and their respective affiliates, and as a director of the Board of Directors of the Company's subsidiaries and affiliates, subject to your compliance with the terms and conditions set forth below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Employment Agreement dated as of May 31, 2000 (as amended or modified, the "Employment Agreement"), between you and the Company.

                  1. Your current position and status with the Company, its subsidiaries and their respective affiliates shall remain unchanged until February 28, 2001 (the "Effective Date") except as modified hereunder. Prior to the Effective Date, you must return any and all of the Company's (and any of its subsidiaries' and affiliates') property (including all automobiles, computers, keys, credit cards, identification tags, documents and other proprietary material) and all other materials required to be returned under the terms of
Section 10 of the Employment Agreement and applicable law; provided, however, that you shall be entitled to retain your personal computer (other than any files currently on such computer which are proprietary to the Company or its subsidiaries or which would be required to be returned under the terms of
Section 10 of the Employment Agreement), cellular telephone (provided that you shall be responsible for any fees related thereto) and home office equipment (the docking station, computer monitor and facsimile machine currently in your possession). You hereby acknowledge that you are currently a member of the Board of Directors of the Company as a designee pursuant to Section 4.1(a)(ii) of the Stockholders' Agreement, dated as of May 31, 2000 among the Company and certain other parties thereto.

                  2. As of the date hereof you acknowledge that the termination of your employment as of the Effective Date is valid and effective and effected in accordance with applicable law, on a basis consistent and in compliance with the Employment Agreement.
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                  3. Provided that (a) you comply now and at all times after the date hereof with the terms and provisions of this letter agreement and any other agreements in effect between or among you and the Company, its subsidiaries and/or its affiliates and/or any other parties, each as in effect from time to time, and (b) you employ your good faith and commercially reasonable efforts through the Effective Date to assist the Company with the matters set forth on Annex I attached hereto:

                         (i) you shall be deemed to resign as, and shall no
longer be an employee, officer, manager or member of the Company, its subsidiaries or their respective affiliates, and as a director of the Board of Directors of the Company's subsidiaries or affiliates, and such resignation shall be treated as a "Termination Without Cause", all as of the Effective Date;

                         (ii)  you shall be entitled to the following benefits
on and as of the Effective Date:

                                    (A) the portion of your Base Salary provided
         for in Section 2(a) of your Employment Agreement, computed on a pro rata basis to the Effective Date;

                                    (B) continued payment (at pre-Effective Date
         intervals) of your Base Salary for the 12-month period following the Effective Date, payable as set forth in the Employment Agreement;

                                    (C) $31,114 payable as the minimum portion
         of the Company's Management Incentive Plan for the year-ended December 31, 2000;

                                    (D) reimbursement of any expenses for which
         you have not been reimbursed as provided in Section 2(f) of your Employment Agreement;

                                    (E) continued participation in the Company's
         comprehensive medical and dental plan for the 12-month period following the Effective Date, with COBRA continuation coverage commencing at the expiration of such 12-month period on the terms set forth in Section 5(a)(v) of the Employment Agreement; and

                                    (F) all of the benefits (without duplication
         of the foregoing) set forth in Section 5(d) of the Employment Agreement (including, but not limited to, all accrued vacation pay);

                         (iii) interest on the $3,261,129 Secured Promissory
Note issued by you to the Company on May 31, 2000 (the "Secured Note"), shall cease to accrue commencing on the date hereof, and all interest accrued on the Secured Note through the date hereof (approximately $132,000) shall be cancelled on and as of the Effective Date;

                         (iv) on April 1, 2002 and upon receipt of evidence
reasonably satisfactory to the Company, the Company shall pay you an amount sufficient to reimburse you for any
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federal and state income taxes paid or payable by you solely in connection with the cancellation of the interest in respect of the Secured Note pursuant to paragraph 3(iii);

                         (v) interest on the $786,700 Amended and Restated
Promissory Note issued by you to the Company on May 31, 2000, shall cease to accrue commencing on the Effective Date;

                         (vi) as of the Effective Date, the Company's rights
under Sections 6(a) and 6(b) of the Employment Agreement shall be automatically waived until the second anniversary of the Effective Date (the "Extension Date"), with the "Termination Date," solely for the purposes of Section 6 of the Employment Agreement, to be deemed to be the Extension Date, it being understood that, at such time the Company shall have the right to provide a Repurchase Notice and exercise its rights under Sections 6(a) and 6(b) of the Employment Agreement due to your termination hereof;

                         (vii) as of the Effective Date, you shall receive
$31,250 payable under the quarterly portion of the Company's Management Incentive Plan for the first quarterly period of 2001 which payment, together with the payment in 3(ii)(C) shall constitute full satisfaction of all of the Company's obligations to you under its Management Incentive Plan;

                         (viii) as of the Effective Date, each reference to "120
days" or "120-day period" in Section 6(b) of the Employment shall be automatically amended to read "45 days" or 45-day period," as applicable; and

                         (ix) as of the Effective Date, the first sentence of
Section 6(d) of the Employment Agreement shall be automatically amended and restated to read in its entirety as follows: "The price per Share to be paid under this Section 6 shall be the greater of (x) Fair Market Value and (y) the quotient obtained by dividing (A) the outstanding principal and interest payable on the date of repurchase under the $786,700 Amended and Restated Promissory
Note issued by the Executive to the Company on May 31, 2000, by (B) 7,423."

                         The agreements set forth in this paragraph 3 shall be
effective on the Effective Date unless the Company notifies you that you failed to comply with the terms hereof. In the event that you resign from the foregoing positions with the Company, its subsidiaries or affiliates prior to the Effective Date without complying with the terms of this paragraph 3, such resignation shall be deemed to be a "Termination Without Cause," effective as of the date of such resignation and the agreements set forth in this paragraph 3 shall be of no force or effect.

                  4. (a) As of the date hereof the Company and you hereby agree that the Time Vesting Shares and Performance Vesting Shares (each as defined in the Restricted Stock Agreement dated May 31, 2000 (the "RSA") between the Company and you) shall never be released from the Repurchase Option (as defined in the RSA); and (b) the maximum number of Time Vesting Shares and the Performance Vesting Shares which may be repurchased by the Company pursuant to its existing contractual obligations and other restrictions shall be repurchased from you by the Company on the date hereof at a price per share equal to $483.00 and the remainder of such Time Vesting Shares and Performance Vesting Shares shall be
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repurchased after January 1, 2001, in each case, at a price per share equal to
$483.00. In each case, the repurchase price shall be set-off against the principal amount of the Secured Note. Once all of the outstanding principal and interest accrued on the Secured Note has been paid or otherwise satisfied pursuant to the terms of the Secured Note, the Secured Note will be marked cancelled and returned to you.

                  5. You acknowledge and agree that neither you, your estate nor any member of your Executive Group have any rights pursuant to Section 6(c) of the Employment Agreement. You further acknowledge that the Non-Compete Period shall commence on the Closing Date and end on the first anniversary of the Effective Date.

                  6. You further acknowledge and agree that as of the date hereof, you do not own or have the right to own any Capital Stock (as hereinafter defined) of the Company other than (a) the Shares, (b) the Performance Vested Shares and (c) Time Vested Shares. You hereby acknowledge and agree that you have not sold, transferred, disposed of, granted any lien, encumbrance or security interest to any person or entity in any Capital Stock and no person or entity has acquired an interest therein by law, contract or otherwise. After the date hereof, you shall not own any interest in the Company or any of its subsidiaries or affiliates, whether in the nature of common stock, options or warrants for common stock, convertible indebtedness, capital stock, equity appreciation rights, phantom stock or similar rights (collectively, "Capital Stock") or any indebtedness of any such entity other than the Shares.

                  7. (a) In consideration of the foregoing provisions of this letter, including the benefits granted by the Company in paragraph 3 hereof, the sufficiency of which is hereby acknowledged, you, for yourself, your successors, assigns, heirs, executors and administrators or any entity controlled by the foregoing (individually and collectively, the "Releasors"), hereby release and forever discharge the Company, its affiliates, subsidiaries, divisions, shareholders, members, predecessors, directors, employees, managers, partners, officers, agents, and attorneys, past and present and/or each of their respective successors, assigns, heirs, executors, partners, affiliates and administrators (individually and collectively, the "Releasees") from any and all manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, executions, judgments, and demands whatsoever, in law, admiralty, or equity which the Releasors ever had, now have, or hereafter can, shall or may have against the Releasees, whether or not now known, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time, but excluding only those obligations under this letter agreement (the "Released Claims").

                         (b) The Released Claims include, without limitation,
any facts or circumstances arising out of or in any way connected with, or relating to, your employment with the Company, or any of its subsidiaries or affiliates or its termination, including but not limited to, breach of contract, defamation, impairment of economic opportunity, intentional infliction of emotional harm or distress or any other tort, discrimination, harassment and/or retaliation on account of age, sex, sexual orientation, race, color, religion, marital status, disability, height, weight, national original, or any other classification recognized under any law, or violations of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the Civil

Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended, the Medical Leave Act of 1993, as amended, or any other United States federal, state, local, or municipal constitution, statute, ordinance, executive order, regulation, or the common law relating to employment or employment discrimination, or claims growing out of any legal restrictions on the rights of the Releasees to discharge their employees, that the Releasors now have or claim to have, or which the Releasors heretofore had, or which the Releasors may have or claim to have at any time hereafter, and the Releasors expressly waive any and all remedies that may be available thereunder.

                         (c) You hereby agree to indemnify and hold harmless all
of the Releasees with respect to any and all losses, costs, expenses and damages (including attorney's and advisor's fees) in any way related to any claims asserted against any Releasees (including third party claims), in connection with any Released Claim or any breach by you of your obligations under any agreement with any of the Releasees or their affiliates, including this letter agreement, your Employment Agreement and the RSA and you hereby covenant not to commence, prosecute, pursue or give any aid in connection with, any action or proceeding against any of the Releasees with respect to any of the Released Claims, or any other claims; provided, however, that you shall not be obligated to indemnify the Releasees for any losses, costs or expenses (including attorney's and advisor's fees) directly related to any claim asserted by any Releasee for which you shall be adjudicated not liable pursuant to a binding, non-appealable final judgment.

                         (d) YOU EXPRESSLY ACKNOWLEDGE THAT THE BENEFITS
PROVIDED BY THE COMPANY HEREUNDER AND THE OTHER AGREEMENTS HEREUNDER CONSTITUTE ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE AND INDEMNITY.

                  8. (a) ALL PROVISIONS OF ALL AGREEMENTS WHICH YOU HAVE ENTERED INTO WITH THE COMPANY AND/OR ITS SUBSIDIARIES AND/OR AFFILIATES THAT BY THEIR TERMS SURVIVE THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY (INCLUDING, WITHOUT LIMITATION, SECTION 7 ("NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION"), SECTION 8 ("INVENTIONS AND PATENTS") AND SECTION 9 ("NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT") OF YOUR EMPLOYMENT AGREEMENT; AND SECTION 2 ("REPURCHASE OPTION") OF THE RSA) SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR TERMS.

                         (b) AFTER THE EFFECTIVE DATE, THE COMPANY AND ITS
SUBSIDIARIES AND AFFILIATES SHALL HAVE NO FURTHER OBLIGATION TO YOU UNDER THE EMPLOYMENT AGREEMENT OR ANY OTHER AGREEMENT (OTHER THAN AS EXPLICITLY SET FORTH IN, OR OTHERWISE MODIFIED BY, THIS AGREEMENT).
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                  9. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah applicable to contracts made and to be performed wholly therein. Each of the parties hereto consents to the exclusive jurisdiction of the state and federal courts whose jurisdiction and venue includes Salt Lake City, Utah in connection with the resolution of any action arising as a result of the breach by any of the parties hereto of any of the provisions hereunder.

                  10. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY OF ANY AND ALL CLAIMS, ACTIONS, PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER PARTIES ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

                  11. Whenever possible, each provision of this letter agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid, legal and enforceable to the fullest extent permitted by law.

                  12. This letter agreement contains the entire agreement between the parties with respect to the subject matter contained herein. This letter agreement may be amended only by an agreement in writing signed by the parties hereto. This letter agreement may be executed in separate original or facsimile counterparts, each of which shall be deemed an original document but both of which shall constitute but one agreement.

                  13. The parties to this letter agreement have read this letter agreement and have had the opportunity to review the same with their chosen legal and financial counsel.

                  14. You hereby agree that you shall not, and shall not permit any other person or entity to, disclose the existence, terms or contents of this letter agreement to anyone (except your attorneys after apprising such persons of the confidential nature thereof or as shall be required by law) without obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld. In the event that any of the Releasors is required by subpoena or order, judgment or decree of a court of competent jurisdiction or similar adjudicatory tribunal to disclose the existence, terms or contents of this letter agreement, the Releasors shall, prior to such disclosure, promptly notify the Company in writing to enable the Company the opportunity to seek a protective order or other appropriate remedy. The Releasors shall cooperate and use their reasonable efforts to assist the Company in obtaining such protective order or other appropriate remedy.

                  15. Provided that you are and remain in compliance with the terms of this letter agreement, the Company and you shall not disparage, defame or slander each other and the Company shall notify Richard P. Durham, Jack E. Knott and Ronald G. Moffitt to respond to inquiries relating to your status as a former employee of the Company and the circumstances surrounding your resignation hereunder substantially in accordance with the following response:
"The Company has decided to relocate from Salt Lake City to Chicago. Mr. Sorensen has chosen not to relocate and has resigned from the Company for personal reasons."

                  16. THE FOREGOING OFFER EXPIRES AT 5:00 PM NEW YORK TIME ON DECEMBER 29, 2000 UNLESS THE COMPANY RECEIVES YOUR WRITTEN ACCEPTANCE HEREOF PRIOR TO SUCH TIME WHERE PROVIDED BELOW.

                                     *******

                                       Sincerely yours,

                                       PLIANT CORPORATION


                                       By:/s/Jack Knott
                                           Name:  Jack Knott
                                           Title: Chief Operating Officer



I have read the above letter agreement in its entirety and hereby agree to the release of any and all of my existing or future claims against the Releasees according to the full extent set forth in paragraph 7 above.


/s/Scott K. Sorensen
- ------------------------------------
Scott K. Sorensen

Dated: December 27, 2000



Acknowledged and agreed to:

SORENSEN CAPITAL, LLC



By:/s/Scott K. Sorensen
   ---------------------------------
     Name:Scott K. Sorensen
     Title:Manager

                                     ANNEX I


                  1. You shall use your good faith and best efforts to facilitate the relocation of the Company's Functions (as defined below) and Key Staff (as defined below) from Salt Lake City, Utah to Chicago, Illinois.

                           (a)      Functions:

                                    (i)      Credit;

                                    (ii)     Cash Application;

                                    (iii)    Accounts Payable;

                                    (iv)     Information Systems;

                                    (v)      Tax; and

                                    (vi)     Accounting.

                           (b)      Key Staff:

                                    (i)      Kurt Ogden;

                                    (ii)     Robert Muir;

                                    (iii)    Chris Nielsen;

                                    (iv)     Brian Qualls;

                                    (v)      Eric Cox;

                                    (vi)     Bonnie Johnson; and

                                    (vii)    Kalen Krueger.

                  2. You shall use your good faith and best efforts to complete the 2000 year-end audit of the Company and its subsidiaries.

                  3. You shall use your good faith and best efforts to assist in the preparation of the Company's and its subsidiaries' Form 10-K.

                  4. You shall use your good faith and best efforts to facilitate implementation of product line reporting.

                  5. You shall use your good faith and best efforts to facilitate the cut-over to FILMS II at Design Plants.

                  6. You shall use your good faith and best efforts to continue day-to-day finance issue resolution.

                  7. You shall use your good faith and best efforts to continue to facilitate removal of functions/complexity from plants to Chicago, Illinois.

                  8. You shall use your good faith and best efforts to finalize and distribute 2001 budget by product line.

                  9. You shall use your good faith and best efforts to facilitate training and transition to new finance executives.

                  10. You shall perform other mutually agreeable tasks, as directed by the Company's Board of Directors.

                                     *******
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                                   RESIGNATION


                  I hereby submit my resignation as an employee, officer, member and or manager of each of Pliant Corporation ("Pliant"), and each of its direct and indirect subsidiaries and affiliates, and a director of each of Pliant's direct and indirect subsidiaries and affiliates, to which I hold any such or similar position effective as of the Effective Date set forth in this letter agreement, and agree to the terms, conditions and agreements set forth in this letter agreement.

                  My signature below indicates that I have carefully read and reviewed this letter agreement, that I fully understand all of its terms and conditions and that I have not relied upon any representations by the Company, or any of its subsidiaries, affiliates, employees or agents concerning the terms of this letter agreement, and execute and deliver this letter agreement freely and voluntarily.


/s/Scott K. Sorensen
- --------------------------
Scott K. Sorensen

Dated: December 27, 2000

                  The undersigned, Margery D. Sorensen (the "Spouse") hereby (a) acknowledges that she has read and reviewed the foregoing letter agreement, (b) agrees that it constitutes a full and final release of all Released Claims, (c) agrees to release all of the Releasees in the same manner, to the same extent and with the same effect as set forth in paragraph 7 of the letter agreement with respect to any Released Claims or any other claims she may have, ever had, now has, or hereafter can, shall or may have, against the Releasees, whether or not now known, for, upon, or by reason of any fact or facts, matter, cause, or thing whatsoever from the beginning of time (the "Other Released Claims"), (d) hereby agrees to indemnify and hold harmless all of the Releasees with respect to any and all losses, costs, expenses and damages (including attorney's and advisor's fees) in any way related to any claims asserted against any Releasees (including third party claims), in connection with any Other Released Claim, and
(e) hereby covenants not to commence, prosecute, pursue or give any aid in connection with, any action or proceeding against any of the Releasees with respect to any of the Other Released Claims. The Spouse hereby agrees to comply with the foregoing letter agreement, including without limitation, paragraph 14 thereof.


/s/ Margery D. Sorensen
- -------------------------------
Name: Margery D. Sorensen

                             )
COUNTY OF SALT LAKE          )        ss
                             )




                  On the 27th day of December, 2000, before me appeared the person executing the foregoing agreement, as proved to me to be on the basis of satisfactory evidence the person who executed the foregoing agreement as Scott
K. Sorensen* a signatory to such instrument, who being by me duly sworn, did depose and say that she is such person who executed the foregoing agreement.


                                                     Vicki Lyn Searle
                                                     Notary Public


[SEAL]

My commission expires: August 25,2003


- -----------------------------------
*        MR. SORENSEN.

                                      )
COUNTY OF SALT LAKE                   )        ss
                                      )




                  On the 27th day of December, 2000, before me appeared the person executing the foregoing agreement, as proved to me to be on the basis of satisfactory evidence the person who executed the foregoing agreement as Margery
D. Sorensen* a signatory to such instrument, who being by me duly sworn, did depose and say that she is such person who executed the foregoing agreement.


                                                     Vicki Lyn Searle
                                                     Notary Public


[SEAL]

My commission expires: August 25, 2003



- -----------------------------------
*        THE SPOUSE OF MR. SORENSEN.